Exhibit 11


                            SETTLEMENT AGREEMENT

         This Settlement Agreement (this "Agreement") is made as of January 31, 2000 by and among Scios Inc., a Delaware corporation (the "Company"), Randal J. Kirk, a citizen of the United States ("Mr. Kirk"), and each of the following entities that Mr. Kirk directly controls: RJK, L.L.C., a Virginia limited liability company ("RJK"); Kirkfield, L.L.C., a Virginia limited liability company ("Kirkfield"), and The Kirk Family Investment Plan, a joint account (the "Plan" and, together with Mr. Kirk, RJK and Kirkfield, the "Stockholders").

                                 RECITALS:
                                 ---------

         A. The Stockholders have reported on a Schedule 13D dated July 29, 1999, as amended (the "Schedule 13D"), that they are the beneficial owners of an aggregate of 2,000,000 outstanding shares of the Company's common stock, par value $.001 per share (the "Company Common Stock"), representing approximately 5.2% of the outstanding Company Common Stock.

         B. By a letter dated December 2, 1999 addressed to the Company, as modified by a Supplement dated January 19, 2000 to their proxy statement dated January 11, 2000, the Stockholders have nominated (the "Nomination") Mr. Kirk and six other candidates (the "Stockholder Nominees") for election to the Board of Directors of the Company (the "Company Board"), in place of the current members of the Company Board, at the 2000 annual meeting of stockholders of the Company to be held on February 28, 2000 (as the same may be adjourned or postponed from time to time, the "2000 Annual Meeting"). The current members of the Company Board, all but one of whom are candidates for re-election at the 2000 Annual Meeting, have opposed the election of the Stockholder Nominees and the parties to this Agreement (the "Parties") have commenced a proxy contest (the "Proxy Contest") regarding the election of their respective nominees to the Company Board at the 2000 Annual Meeting.

         C. The Parties wish to settle the Proxy Contest, and enter into certain agreements related thereto, on the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.  DEFINITIONS

         In addition to the other definitions contained elsewhere in this Agreement, the following terms shall have the meanings specified below for the purposes hereof:

         "Advance Notice Bylaws" means Sections 5(b) and 5(c), together, of the Company's Bylaws as in effect on the date hereof or any amended version thereof or successor thereto in effect at the time of determination under the applicable provision hereof.

         "Affiliate" has the meaning set forth in the 1934 Act.

         "Associate" has the meaning set forth in the 1934 Act.

         "Beneficially own" has the meaning set forth in the regulations included in Rule 13d-3 of the 1934 Act; provided, however, that for purposes of this Agreement, any option, warrant, right, conversion privilege or arrangement to purchase, acquire or vote Company Voting Securities, regardless of the time period during or the time at which it may be exercised and regardless of the consideration paid, shall be deemed to give the holder thereof beneficial ownership of the Company Voting Securities to which it relates. Any Company Voting Securities which are subject to such options, warrants, rights, conversion privileges or other arrangements shall be deemed to be outstanding for purposes of computing the percentage of outstanding securities owned by such Person but shall not be deemed to be outstanding for purposes of computing the percentage of outstanding securities owned by any other Person.

         "Company Voting Securities" means all classes of capital stock of the Company which are then entitled to vote generally in the election of directors and any securities exchanged for such classes of capital stock and any securities convertible into or exchangeable or exercisable for such classes of capital stock. For purposes of determining the amount or percentage of outstanding Company Voting Securities beneficially owned by a Person, and for purposes of calculating the aggregate voting power relating to such Company Voting Securities, securities that are deemed to be outstanding shall be included to the extent provided in the definition of "Beneficially own."

         "1933 Act" means the Securities Act of 1933, as amended, and the regulations promulgated under such statute.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated under such statute.

         "Person" means a natural person or any legal, commercial or governmental entity, including, but not limited to, a corporation, partnership, joint venture, trust, limited liability company, group acting in concert or any person acting in a representative capacity.

         "Representatives" of a Party means: (a) the officers, directors, partners, managers or other authorized representatives of such Party; (b) the employees or agents of such Party but only to the extent that they act on behalf of such Party; and (c) the outside professional advisors of such Party but only to the extent that they act in concert with such Party and not solely in their capacities as professional advisors.

         "SEC" means the Securities and Exchange Commission.

         "Securities Acts" means the 1933 Act and the 1934 Act.

         "Term" means the period commencing on the date of this Agreement and continuing until the earliest to occur of: (a) the conclusion of the 2000 Annual Meeting should Mr. Kirk, having been nominated for election to the Company Board thereat pursuant to Section 3.1, not be so elected thereat; (b) Mr. Kirk's resignation from the Company Board pursuant to
Section 3.5; (c) the conclusion of the annual meeting of stockholders of the Company for the year 2001 (the "2001 Annual Meeting") should Mr. Kirk, having been nominated for election to the Company Board thereat pursuant to
Section 3.4, not be so elected thereat; or (d) the later of (i) the 30th day prior to the deadline established by the Advance Notice Bylaws for nominations of candidates for election to the Company Board at the annual meeting of stockholders of the Company for the year 2002 (the "2002 Annual Meeting"), or (ii) the date of Mr. Kirk's resignation from the Company Board, but in no event beyond the conclusion of the 2002 Annual Meeting.

2.  WITHDRAWAL OF THE NOMINATION

         2.1. The Stockholders hereby irrevocably withdraw the Nomination.

         2.2. The Stockholders shall forthwith discontinue all efforts (direct and indirect) to solicit votes for the Stockholder Nominees and shall not engage in any further solicitation activity (whether by press release, SEC filings, mailings to the stockholders of the Company, communications with individual stockholders of the Company, contacts with the media or otherwise) to solicit votes for the Stockholder Nominees or otherwise to pursue the Nomination.

3.  ADDITION OF MR. KIRK AS A COMPANY BOARD NOMINEE

         3.1. The Company Board has taken all action necessary to cause Mr. Kirk to become a nominee of the Company Board for election to the Company Board at the 2000 Annual Meeting. If he is elected and chooses to serve, Mr. Kirk will serve as a member of the Company Board for the same term as all other nominees elected to the Company Board at the 2000 Annual Meeting, which term shall expire when his successor is duly elected at the 2001 Annual Meeting and qualified or upon his death, resignation or removal, all as provided in Article IV of the Company's Bylaws. As a result of the addition of Mr. Kirk as a nominee of the Company Board for election to the Company Board at the 2000 Annual Meeting, the total number of the Company Board nominees for election at the 2000 Annual Meeting shall be eight and the Company Board shall recommend to the Company's stockholders the election of all eight nominees.

         3.2. If, at any time, whether before the vote is taken on the election of directors at the 2000 Annual Meeting or thereafter (assuming Mr. Kirk is elected thereat), Mr. Kirk becomes unable or unwilling to serve as a member of the Company Board, the Company Board shall have no obligation to nominate, elect or appoint a successor or replacement to Mr. Kirk.

         3.3. Mr. Kirk hereby confirms to the Company his consent to stand for election as a nominee of the Company Board at the 2000 Annual Meeting. In addition to the information that Mr. Kirk has provided to the Company in connection with the negotiation and execution of this Agreement, Mr. Kirk shall provide to the Company such additional information as it may from time to time reasonably request for inclusion in materials to be disseminated in connection with the 2000 Annual Meeting or otherwise in order for it to comply with its disclosure requirements under the Securities Acts.

         3.4. If Mr. Kirk is elected to the Company Board at the 2000 Annual Meeting and is still a member of the Company Board at the meeting at which the Company Board votes on its nominees (the "2001 Nominees") for election to the Company Board at the 2001 Annual Meeting, which nomination meeting of the Company Board (the "Nomination Meeting") the Company covenants to hold no later than 90 days prior to the date of the 2001 Annual Meeting, then, at the Nomination Meeting, the Company Board shall have the right (but not the obligation) to vote to include Mr. Kirk as one of the 2001 Nominees, in which case, if Mr. Kirk consents to stand for election as a 2001 Nominee: (a) the Company Board shall recommend to the Company's stockholders his election, together with the election of all other 2001 Nominees, at the 2001 Annual Meeting; and (b) the provisions of the second sentence of Section 3.1 and the entirety of Section 3.2 shall apply as if references therein to the 2000 Annual Meeting were references to the 2001 Annual Meeting, and the reference in the second sentence of
Section 3.1 to the 2001 Annual Meeting was a reference to the 2002 Annual
Meeting.

         3.5. If, at the Nomination Meeting, the Company Board votes not to include Mr. Kirk as one of the 2001 Nominees and Mr. Kirk resigns from the Company Board within 15 days of such vote, the Advance Notice Bylaws shall automatically be deemed waived to the extent necessary to permit any or all of the Stockholders (but no other Person) to nominate one or more of their own candidates for election to the Company Board at the 2001 Annual Meeting.

         3.6. If, at the Nomination Meeting, the Company Board votes to include Mr. Kirk as one of the 2001 Nominees but Mr. Kirk does not consent to stand for election as a 2001 Nominee, the Advance Notice Bylaws shall not be deemed waived to any extent with respect to any of the Stockholders.

4.  ANNOUNCEMENTS

         4.1. As soon as practicable following the execution of this
Agreement: (a) the Company and Mr. Kirk shall issue a joint press release in the form of Exhibit 4.1 hereto (the "Joint Press Release"), which the Company (but not the Stockholders) shall file with the SEC as additional definitive proxy materials under the 1934 Act; (b) the Company shall file with the SEC, and disseminate to its stockholders, a letter to its stockholders and a supplement to its proxy statement for the 2000 Annual Meeting disclosing, in a manner consistent with the Joint Press Release, the terms of this Agreement and Mr. Kirk's nomination pursuant to Section 3.1, together with the information provided by Mr. Kirk, for inclusion in such supplement, with respect to himself, the contents of which letter and supplement shall be subject to the approval of Mr. Kirk (not to be unreasonably withheld); (c) the Company shall file with the SEC a Current Report on Form 8-K to disclose this Agreement in a manner consistent with the Joint Press Release, the contents of which Current Report shall be subject to the approval of Mr. Kirk (not to be unreasonably withheld); and
(d) the Stockholders shall file with the SEC a Schedule 13D amendment to disclose this Agreement in a manner consistent with the Joint Press Release, the contents of which amendment shall be subject to the approval of the Company (not to be unreasonably withheld)

         4.2. From the date of this Agreement until the earlier to occur of
(a) the expiration of the Term or (b) the resignation of Mr. Kirk from the Company Board (if he is elected thereto), none of the Parties shall make any public statement (including any statement in any filing with the SEC or any other governmental agency) regarding this Agreement or any event occurring prior to the date hereof that is inconsistent with, or otherwise contrary to, the Joint Press Release or that is critical of any other Party or its prior actions.

         4.3. Any public statement (including any statement in any filing with the SEC or any other governmental agency) by any Party regarding this Agreement or any event occurring prior to the date hereof that is not prohibited by Section 4.2 shall be made in compliance with applicable securities laws and consistent with such Party's fiduciary duties to the Company.

5.  STANDSTILL PROVISIONS

         5.1. Provided that the Company is not in material default under this Agreement, the Stockholders agree, jointly and severally, that prior to the expiration of the Term, unless such shall have been specifically invited in writing by the Company, none of the Stockholders nor any of their Affiliates, Associates or Representatives shall in any manner, directly or indirectly:

                  (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition, issuance or disposition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries (except as otherwise expressly provided by Section 6.4), (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, (iv) any acquisition of the securities or assets of any other business enterprise by the Company or any of its subsidiaries, or (v) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC);

                  (b) form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to the Company (other than with any other Stockholder);

                  (c) otherwise act, alone or in concert with others, to seek to control the management, the Company Board or the policies of the Company, including, without limitation, by (i) initiating or instituting a stockholder solicitation for any such purpose, or (ii) nominating or causing others to nominate or otherwise seeking to elect directors of the Company other than those nominated by the Board;

                  (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in 5(a) above;

                  (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

                  (f) request the Company to amend, waive or terminate any provision of this Agreement (including this sentence).

         5.2. Notwithstanding anything to the contrary in Section 5.1: (a) the mere act of selling any Company Voting Securities beneficially owned by any of the Stockholders shall not by itself be deemed to constitute the participation in or assistance by any of the Stockholders with respect to any of the foregoing provided such act is consistent with Section 6.5; (b) Mr. Kirk's exercise of his rights, or fulfillment of his obligations, as a member of the Company Board while he is serving thereon shall not be a violation of Section 5.1; and (c) Mr. Kirk may make a proposal that would otherwise be prohibited by Section 5.1 provided it is made confidentially to the Company Board.

6.  CERTAIN AGREEMENTS RELATING TO COMPANY VOTING SECURITIES

         Provided that the Company is not in material default under this Agreement, the Stockholders agree, jointly and severally as follows:

         6.1. At any meeting of the stockholders of the Company held at any time between the date of this Agreement and the expiration of the Term, they shall: (a) vote, or cause to be voted, all Company Voting Securities beneficially owned by any of them as of the applicable record date for such meeting in favor of the election to the Company Board of the Persons nominated by the Company Board for election to the Company Board at such meeting; and (b) except as otherwise instructed by a vote of at least a majority of the members of the Company Board, not vote, or cause to be voted, any such Company Voting Securities in favor of the removal from the Company Board of any director or in favor of any candidate or slate of candidates for election to the Company Board not nominated by the Company Board.

         6.2. At any meeting of the stockholders of the Company held at any time between the date of this Agreement and the earlier to occur of (a) the expiration of the Term or (b) Mr. Kirk's resignation from the Company Board (if he is elected thereto), the Stockholders shall, with respect to any proposal to be voted upon at such meeting other than the election of candidates to the Company Board or the removal of any member of the Company Board, either (the choice between the following alternatives being within the sole discretion of the Stockholders): (i) vote, or cause to be voted, all Company Voting Securities beneficially owned by any of them as of the applicable record date for such meeting in accordance with the recommendation of at least a majority of the Company Board with respect to such proposal; or (ii) vote, or cause to be voted, all such Company Voting Securities in the same proportion as the percentage of votes cast by the other holders of Company Voting Securities in favor of, against and abstaining from such proposal.

         6.3. At any meeting of the stockholders of the Company held at any time between the date of this Agreement and the earlier to occur of (a) the expiration of the Term or (b) Mr. Kirk's resignation from the Company Board (if he is elected thereto), the Stockholders shall cause all Company Voting Securities beneficially owned by any of them or any of their respective Affiliates, Associates or Representatives to be present, in person or by proxy, so that all such Company Voting Securities can be counted for the purpose of determining the presence of a quorum at each such meeting.

         6.4. From the date of this Agreement until the earlier to occur of
(a) the expiration of the Term or (b) Mr. Kirk's resignation from the Company Board (if he is elected thereto), none of the Stockholders, nor any of their Affiliates, Associates or Representatives, shall, directly or indirectly, Beneficially own any Company Voting Securities exceeding, in the aggregate among all of the Stockholders and their respective Affiliates, Associates and Representatives, 7.2% of the then-outstanding Company Voting Securities. Any acquisitions of beneficial ownership of Company Voting Securities by any of the Stockholders, or their respective Affiliates, Associates or Representatives, during the period referred to in the immediately preceding sentence shall be made in a manner consistent with the then-applicable policies of the Company Board regarding compliance with the Securities Acts and transactions in Company Voting Securities by members of the Company Board and their Affiliates (collectively, the "Company Policies") and in compliance with all applicable laws.

         6.5. From the date of this Agreement until the earlier to occur of
(a) the expiration of the Term or (b) Mr. Kirk's resignation from the Company Board (if he is elected thereto), none of the Stockholders shall dispose of any Company Voting Securities they currently Beneficially own unless the Company Board (through its Chairman) receives 2 business days prior written notice of the applicable Stockholder's intention with respect to the disposition, including the details thereof (by way of example only, the number of Company Voting Securities to be disposed of, and the proposed price and buyer or other transferee or a statement of its intention to engage in open market sale); provided, however, that the foregoing notice requirement shall not apply to open- market sales by the Stockholders of less than 1% of the outstanding Company Common Stock in the aggregate in any 90-day period provided such sales are effected in accordance with the Company Policies. Any disposition of beneficial ownership of Company Voting Securities by any of the Stockholders during the period referred to in the immediately preceding sentence shall be made in a manner consistent with Company Policies and in compliance with all applicable laws.

7.       SPECIAL RELEASES AND COVENANTS NOT TO SUE

         7.1. The Company: (a) fully releases, remises, exonerates forever and unconditionally discharges each of the Stockholders and their respective Affiliates, Associates, Representatives, employees, agents and advisors (each, a "Stockholder Releasee") from any and all liability and responsibility for any and all Company Claims (as hereinafter defined) and;
(b) covenants and agrees not to participate in, commence or permit (to the extent within its control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Company Claim, and not to encourage, assist or cooperate with any Person in pursuing or asserting any Company Claim, against any Stockholder Releasee. As used in this agreement, "Company Claim" means any actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, promise, contract, lien, judgement, account, reckoning, bond, bill, covenant, agreement, demand, of any kind or nature, loss, cost, damage, penalty or expense (including, without limitation, reasonable attorneys' fees and expenses, and the cost of investigation and litigation), whether in law or in equity, whether known or unknown, whether matured or unmatured and whether foreseen or unforeseen, that the Company may or could have had or now or hereafter may have, for, upon, or by reason of, any matter, cause or thing whatsoever resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with, (i) the Proxy Contest or any part or aspect thereof, (ii) any action taken, or statement made, in connection with the Proxy Contest, (iii) the acquisition or ownership of any shares of Company Common Stock by any of the Stockholder Releasees, or (iv) any action, failure to act, representation, event, transaction, occurrence or other subject matter resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned, in connection with the foregoing.

         7.2. The Stockholders jointly and severally: (a) fully release, revise, exonerate and forever and unconditionally discharge the Company and each of its Affiliates, Associates, Representatives, employees, agents and advisors (each, a "Company Releasee") from any and all liability and responsibility for any and all Stockholder Claims (as hereinafter defined); and (b) covenant and agree not to participate in, commence or permit (to the extent within its respective control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Stockholder Claim, and not to encourage, assist or cooperate with any Person in pursuing or asserting any Stockholder Claim against any Company Releasee. As used in this Agreement, "Stockholder Claim" means any actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, promise, contract, lien, judgment, account, reckoning, bond, bill, covenant, agreement, demand of any kind or nature, loss, cost, damage, penalty or expense (including, without limitation, reasonable attorneys' fees and expenses, and the costs of investigation and litigation), whether in law or in equity, whether known or unknown, whether matured or unmatured and whether foreseen or unforeseen, that any Stockholder may or could have had or now or hereafter may have, for, upon, or by reason of, any matter, cause or thing whatsoever resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with, (i) the Proxy Contest or any part or aspect thereof, (ii) any action taken, or statement made, in connection with the Proxy Contest, or (iii) any action, failure to act, representation, event, transaction, occurrence or other subject matter resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with the foregoing.

         7.3. The Company, in connection with the release and covenant contained in Section 7.1, and each of the Stockholders, in connection with the release and covenant contained in Section 7.2, each hereby waive the provisions of 1542 of the California Civil Code but only to the extent it applies to their respective releases contained in the applicable such Section. Section 1542 of the California Civil Code provides as follows:

         A general release does not extend the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected settlement with the debtor.

         7.4. The Company expressly acknowledges that each Stockholder Releasee that is not a Stockholder is an intended third party beneficiary of the release and covenant contained in Section 7.1 and the Stockholders jointly and severally acknowledge that each Company Releasee other than the Company is an intended third party beneficiary of the release and covenant contained in Section 7.2.

8.       CERTAIN REPRESENTATIONS AND WARRANTIES

         8.1. The Company represents and warrants to each of the Stockholders that: (a) its execution, delivery and performance of this Agreement has been approved by the Company Board and does not violate its Certificate of Incorporation, Bylaws or any agreement to which it is a party; and (b) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         8.2. The Stockholders jointly and severally represent to the Company that: (a) the execution, delivery and performance of this Agreement by RJK, Kirkfield and the Plan have been approved by their respective managers, members, administrators, or other governing bodies or authorities, as the case may be, and does not violate their respective organizational or constituent document, (b) their execution, delivery and performance of this Agreement does not violate any agreement to which any of them is a party; (c) this Agreement constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally; (d) they have consulted with counsel of their choice in connection with their decision to enter into and be bound by this Agreement; and (e) Recital A to this Agreement is a true statement of their current aggregate beneficial ownership of Company Common Stock and, to their best knowledge, after due inquiry, none of their respective Affiliates, Associates or Representatives Beneficially owns any other Company Voting Securities.

9.       MISCELLANEOUS

         9.1. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes any and all prior representations, agreements or understandings, whether written or oral, between or among any of them with respect to such subject matter. This Agreement may be amended only by a written agreement duly executed by the parties.

         9.2. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of law principles. Exclusive jurisdiction to resolve any dispute arising under or in connection with this Agreement is hereby conferred on the Delaware Chancery Court (or, if such Court determines that it lacks jurisdiction over the particular dispute, any other applicable court of the State of Delaware) or, if the dispute involves issues of federal law or over which the Delaware Chancery Court (or such other court of the State of Delaware) lacks or declines jurisdiction, on the United States Federal District Court for the District of Delaware. The Parties hereby submit to the exclusive jurisdiction of each of such courts.

         9.3. This Agreement may not be assigned by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the Parties. Except as expressly set forth in Section 7.4, this Agreement shall confer no rights or benefits upon any Person other than the Parties.

         9.4. Any waiver by any Party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

         9.5. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which shall together constitute a single instrument.

         9.6. The Stockholders jointly and severally covenant that they shall each use their commercially reasonable efforts to cause the Stockholder Nominees other than Mr. Kirk to comply with the provisions of
Section 5 to the same extent as if such other Stockholder Nominees were express parties thereto.

         9.7. The Company shall reimburse the Stockholders for 50% of their actual documented out-of-pocket costs in respect of: (a) fees and expenses paid and payable by them, in connection with services provided for the Proxy Contest, to the law firm, public relations firm and proxy solicitation firm that have advised them in connection with the Proxy Contest; and (b) amounts paid and payable to ADP Proxy Services in respect of the dissemination of the written materials issued by the Stockholders during the course of the Proxy Contest.

         9.8 Without Mr. Kirk's prior consent (which shall not be unreasonably withheld), the Company shall not: (a) change the date on which the 2000 Annual Meeting is currently scheduled to convene; (b) hold the 2001 Annual Meeting later than June 1, 2001; or (c) amend the Advance Notice Bylaws during the Term.



                  [REST OF PAGE INTENTIONALLY LEFT BLANK]


         IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first above written.

    SCIOS INC.                               RANDAL J. KIRK


By: /s/ Richard B. Brewer                    /s/ Randal J. Kirk
    ------------------------------           -----------------------------
    Richard B. Brewer,                       Randal J. Kirk
    President and Chief Executive
    Officer


                                             RJK, LLC



                                             By: /s/ Randal J. Kirk
                                                 --------------------------
                                                 Randal J. Kirk
                                                 Manager


                                             KIRKFIELD, LLC


                                             By: /s/ Randal J. Kirk
                                                 -------------------------
                                                 Randal J. Kirk
                                                 Manager


                                             THE KIRK FAMILY
                                             INVESTMENT PLAN


                                             By: s/ Randal J. Kirk
                                                 -----------------
                                                 Randal J. Kirk, individu-
                                                 ally and as attorney-in-fact
                                                 for each of Donna P. Kirk,
                                                 Julian P. Kirk, Martin G.
                                                 Kirk and Kellie Leigh
                                                 Banks





                                                                   Exhibit 4.1



                        FORM OF JOINT PRESS RELEASE

                  [Intentionally omitted; see Exhibit 12]